EXHIBIT 11.1

                WILSONS THE LEATHER EXPERTS INC. AND SUBSIDIARIES
                       NET INCOME (LOSS) PER COMMON SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                        THREE MONTHS  THREE MONTHS
                                                           ENDED         ENDED
                                                         OCTOBER 30,   OCTOBER 31,
                                                           1999           1998
                                                        ------------  ------------
Net income (loss)                                         $    141     $ (1,990)
                                                          ========     ========

Weighted average common shares outstanding - basic          10,995       10,826


Effect of options granted (1)                                  532         --
Effect of warrant (1)                                           42         --
                                                          --------     --------

Weighted average common shares outstanding - assuming
 dilution                                                   11,569       10,826
                                                          ========     ========

Basic and diluted net income (loss) per common share      $   0.01     $  (0.18)
                                                          ========     ========



                                                         NINE MONTHS    NINE MONTHS
                                                           ENDED           ENDED
                                                         OCTOBER 30,    OCTOBER 31,
                                                            1999            1998
                                                         -----------    -----------

Net loss                                                   $(15,776)     $(18,405)
                                                           ========      ========

Weighted average common shares outstanding - basic           10,902        10,199


Effect of options granted (1)                                  --            --
Effect of warrant (1)                                          --            --
                                                           --------      --------

Weighted average common shares outstanding - basic and
diluted                                                      10,902        10,199
                                                           ========      ========

Basic and diluted net loss per common share (1)            $  (1.45)     $  (1.80)
                                                           ========      ========


Note 1: Under Statement of Financial Accounting Standard No. 128 "Earnings per Share," common stock equivalents are excluded when computing diluted net income or loss per common share if the effect is anti-dilutive.